Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-140349) pertaining to the 2004 Equity Incentive Plan of Altra Holdings, Inc. of our reports dated March 6, 2009, with respect to the consolidated financial statements and schedules of Altra Holdings, Inc. and the effectiveness of internal control over financial reporting of Altra Holdings, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2008.
/s/ Ernst & Young LLP
Boston, Massachusetts
March 6, 2009